Exhibit 99.1

Alpha Pro Tech

  L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●	Revenue for the third quarter of 2017 increased 2.3% to $12.0 million, compared to $11.8 million in the third quarter of 2016

●	Gross margin for the third quarter of 2017 increased to 39.1%, up from 38.3% in the third quarter of 2016

●	Net income for the third quarter of 2017 increased 8.2% to $1.1 million, or $0.07 per diluted share, compared to $1.0 million, or $0.06 per diluted share, for the same period of 2016

●	Signed exclusive contract with JX Nippon ANCI, Inc. to launch a new product line, REX™ Wrap Fortis House Wraps with JX ALTA 360° Drainage Technology™

Nogales, Arizona – November 8, 2017 – Alpha Pro Tech, Ltd. (NYSE American: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and nine month periods ended September 30, 2017.

Lloyd Hoffman, CEO of Alpha Pro Tech, commented, “The third quarter financial results were punctuated by continued strength in gross margin and net income. We continue our ongoing efforts to optimize our cost structure and diligently manage inventory levels across all segments of our business. The consistent generation of net income and relatively low need for capital continues to drive free cash flow that allows us to invest in the business and introduce new products while also returning value to our shareholders through a sizeable share repurchase program.”

“The new house wrap line that we launched during the third quarter provides us with a substantial opportunity in a segment of the market that we have not yet tapped into, significantly expanding our market prospects in the Building Supply segment,” added Hoffman. “Initial response to the REX™ Wrap Fortis with JX ALTA 360° Drainage Technology™ has been positive as contractors recognize the quality of the product and its unique features.”

Net sales

Consolidated sales for the third quarter of 2017 were $12.0 million, compared to $11.8 million in the third quarter of 2016, representing an increase of 2.3%. This increase consisted of increased sales in the Building Supply segment of $54,000, increased sales in the Disposable Protective Apparel segment of $147,000 and increased sales in the Infection Control segment of $69,000.

Building Supply segment sales for the three months ended September 30, 2017 increased by $54,000, or 0.8%, to $7.1 million, compared to $7.0 million for the same period of 2016. The sales mix of the Building Supply segment for the three months ended September 30, 2017 was 48% for synthetic roof underlayment, 42% for housewrap and 10% for other woven material. This compared to 57% for synthetic roof underlayment, 35% for housewrap and 8% for other woven material for the third quarter of 2016. Management believes that synthetic roof underlayment will be a growth driver in the coming year and expects the Building Supply segment to experience growth in 2018.

Sales for the Disposable Protective Apparel segment for the three months ended September 30, 2017 increased $147,000, or 4.0%, to $3.8 million, compared to $3.7 million for the same period of 2016.

Infection Control segment sales for the three months ended September 30, 2017 increased by $69,000, or 6.5%, to $1.13 million, compared to $1.06 million for the same period of 2016.

Consolidated sales for the nine months ended September 30, 2017 decreased by 6.2% to $34.1 million, down from $36.3 million for the comparable period of 2016. This decrease consisted of decreased sales in the Building Supply segment of $2.4 million and decreased sales in the Disposable Protective Apparel segment of $233,000, partially offset by increased sales in the Infection Control segment of $383,000.

Building Supply segment sales for the first nine months of 2017 decreased by $2.4 million, or 11.1%, to $19.3 million, compared to $21.7 million for the same period of 2016. The decrease was primarily due to a 25.3% decrease in sales of synthetic roof underlayment, partially offset by a 10.0% increase in sales of housewrap and a 30.3% increase in sales of other woven material.

Sales for the Disposable Protective Apparel segment for the nine months ended September 30, 2017 decreased by $0.2 million, or 2.1%, to $10.9 million, compared to $11.1 million for the same period of 2016. Sales in the Disposable Protective Apparel segment have been up in the two most recent quarters, despite being down year to date. The year to date decrease is primarily due to decreased sales to national and regional distributors, partially offset by an increase to our major international supply chain partner.

Infection Control segment sales for the nine months ended September 30, 2017 increased by $0.4 million, or 11.0%, to $3.9 million, compared to $3.5 million for the same period of 2016.

Gross profit

Gross profit for the third quarter of 2017 increased by 4.3% to $4.7 million, or 39.1% gross profit margin, compared to $4.5 million, or 38.3% gross profit margin, for the same period of 2016.

Gross profit for the nine months ended September 30, 2017 increased by $0.2 million, or 1.4%, to $13.5 million, compared to $13.3 million for the same period of 2016. The gross profit margin was 39.6% for the nine months ended September 30, 2017, compared to 36.6% for the same period of 2016. Management expects gross profit margin to be around 39% in 2017.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $0.3 million, or 9.2%, to $3.5 million for the third quarter of 2017, compared to $3.2 million for the same period of 2016. The increase was primarily due to an increase in sales and marketing expenses, as we invested in additional sales representatives primarily in the Building Supply segment. As a percentage of net sales, selling, general and administrative expenses increased to 28.6% for the third quarter ended September 30, 2017, up from 26.8% for the same period of 2016.

Selling, general and administrative expenses increased by $0.3 million, or 3.2%, to $10.3 million for the nine months ended September 30, 2017, up from $10.0 million for the nine months ended September 30, 2016. As a percentage of net sales, selling, general and administrative expenses increased to 30.1% for the nine months ended September 30, 2017, up from 27.4% for the same period of 2016.

Net income

Net income increased for the third quarter of 2017 to $1.1 million, compared to $1.0 million for the same period of 2016, an increase of $84,000, or 8.2%. Net income as a percentage of net sales for the third quarter of 2017 and 2016 was 9.2% and 8.7%, respectively. Basic and diluted earnings per common share for the third quarters of 2017 and 2016 were $0.07 and $0.06, respectively.

Net income for the nine months ended September 30, 2017 was $2.5 million, compared to $2.3 million for the same period of 2016, an increase of 5.8%. The increase in net income was due to an increase in income before provision for income taxes of $162,000, partially offset by an increase in provision for income taxes of $28,000. Net income as a percentage of net sales for the nine months ended September 30, 2017 was 7.2%, and net income as a percentage of net sales for the same period of 2016 was 6.4%. Basic and diluted earnings per common share for the nine months ended September 30, 2017 and 2016 were $0.16 and $0.14, respectively.

Balance Sheet

The consolidated balance sheet remained strong with a cash balance of $9.0 million as of September 30, 2017, a decrease of $0.5 million from $9.5 million as of December 31, 2016. The decrease in cash was due to cash used in investing activities of $386,000 and cash used in financing activities of $2.8 million, primarily the repurchase of common stock, partially offset by cash provided by operating activities of $2.7 million. The Company ended the third quarter of 2017 with working capital of $25.6 million and a current ratio of 14:1.

Inventory decreased by $1.5 million, or 13.9%, to $9.5 million as of September 30, 2017, down from $11.0 million as of December 31, 2016. The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.0 million, or 27.1%, to $2.7 million, a decrease in inventory for the Building Supply segment of $474,000, or 9.7%, to $4.4 million and a decrease in inventory for the Infection Control segment of $42,000, or 1.8%, to $2.3 million.

Colleen McDonald, Chief Financial Officer, commented, “At the end of the third quarter of 2017, we had $1.6 million available for additional stock purchases under our stock repurchase program. Year to date we have repurchased 898,242 shares of common stock at a cost of $2.9 million, bringing the program total to 15,869,773 shares of common stock repurchased at a cost of $27.9 million since the program’s inception. All stock is retired upon repurchase, and future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility. The Company believes that current cash balances and the borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited use protective apparel products for the industrial, cleanroom, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s website at http://www.alphaprotech.com.

Certain statements made in this press release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potentially," "may," "continue," "should," "will" and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

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Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2017	2016 (1)
Assets
Current assets:
Cash	$8,968,000	$9,456,000
Investments	252,000	607,000
Accounts receivable, net of allowance for doubtful accounts of $83,000 and $67,000 as of September 30, 2017 and December 31, 2016, respectively	5,445,000	4,648,000
Accounts receivable, unconsolidated affiliate	450,000	174,000
Inventories	9,464,000	10,994,000
Prepaid expenses and other current assets	3,092,000	3,346,000
Deferred income tax assets	-	438,000
Total current assets	27,671,000	29,663,000

Property and equipment, net	3,001,000	2,646,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	23,000	34,000
Equity investments in unconsolidated affiliate	3,877,000	3,538,000
Total assets	$34,627,000	$35,936,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,048,000	$1,005,000
Accrued liabilities	977,000	1,460,000
Total current liabilities	2,025,000	2,465,000

Deferred income tax liabilities	256,000	807,000
Total liabilities	2,281,000	3,272,000

Commitments
Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 14,583,315 and 15,411,556 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	146,000	154,000
Additional paid-in capital	6,600,000	9,990,000
Accumulated other comprehensive loss	(447,000)	(204,000)
Retained earnings	26,047,000	22,724,000
Total shareholders' equity	32,346,000	32,664,000
Total liabilities and shareholders' equity	$34,627,000	$35,936,000

(1)	The condensed consolidated balance sheet as of December 31, 2016 has been prepared using information from the audited consolidated balance sheet as of that date.

Condensed Consolidated Income Statements (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$12,049,000	$11,779,000	$34,082,000	$36,334,000

Cost of goods sold, excluding depreciation and amortization	7,337,000	7,263,000	20,589,000	23,032,000

Gross profit	4,712,000	4,516,000	13,493,000	13,302,000

Operating expenses:
Selling, general and administrative	3,450,000	3,158,000	10,269,000	9,950,000
Depreciation and amortization	147,000	153,000	426,000	425,000

Total operating expenses	3,597,000	3,311,000	10,695,000	10,375,000

Income from operations	1,115,000	1,205,000	2,798,000	2,927,000

Other income:
Equity in income of unconsolidated affiliate	105,000	242,000	339,000	433,000
Gain on sale of property	385,000	-	385,000	-
Interest income, net	1,000	1,000	3,000	3,000

Total other income	491,000	243,000	727,000	436,000

Income before provision for income taxes	1,606,000	1,448,000	3,525,000	3,363,000

Provision for income taxes	503,000	429,000	1,068,000	1,040,000

Net income	$1,103,000	$1,019,000	$2,457,000	$2,323,000

Basic earnings per common share	$0.07	$0.06	$0.16	$0.14

Diluted earnings per common share	$0.07	$0.06	$0.16	$0.14

Basic weighted average common shares outstanding	14,732,173	16,695,059	14,962,606	17,190,073

Diluted weighted average common shares outstanding	14,933,426	16,706,532	15,075,940	17,190,073

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